final form

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is dated as of February 5, 2014, but effective as of the Effective Date (defined below), by and between A. Lanham Napier (“Employee”) and Rackspace Hosting, Inc. and Rackspace US, Inc. (together with their affiliated entities, the “Company”; the Company and Employee are collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Employee is employed by and a director of Rackspace US, Inc., the U.S. operating subsidiary of Rackspace Hosting, Inc. (the “Parent”), and is an officer and director of certain other subsidiaries of the Parent;
WHEREAS, Employee signed an Employment Agreement with Rackspace US, Inc. effective as of March 31, 2009 (the “Employment Agreement”);
WHEREAS, Employee signed a Confidentiality, Intellectual Property and Dispute Resolution Agreement with Rackspace US, Inc. on or about October 18, 2012 (the “Confidentiality Agreement”);
WHEREAS, Employee and Rackspace, Inc. entered into an Indemnification Agreement dated May 30, 2008 (the “Indemnification Agreement”);
WHEREAS, Parent previously granted Employee certain equity awards (collectively referred to as the “Equity Awards”), subject to the terms and conditions therein and the terms and conditions of the Parent’s 2005 Non-Qualified Stock Option Plan and 2007 Amended and Restated Long Term Incentive Plan, as applicable, and the award agreements evidencing each such grant (collectively the “Stock Agreements”);

WHEREAS, the Company and Employee wish to provide for an orderly transition of Employee’s duties as Chief Executive Officer and President, and it is the Parties’ current mutual intent that Employee’s employment terminate on February 10, 2014 (the “Separation Date”);
WHEREAS, Employee and the Company wish Employee to provide business advisory services as an independent contractor following the Separation Date through May 11, 2014;
WHEREAS, Employee will resign from any officer and director positions affiliated with the Company (including but not limited to the Parent) effective on the Separation Date; and
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that each may have against the other and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
AGREEMENT
1.Separation.

a.
Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke the Agreement under paragraph 5 below, the Company agrees to provide Employee with the following:

i.
Full vesting acceleration effective as of the Effective Date of the following Restricted Stock Units: 750,000 shares of the common stock of the Company granted to Employee on February 25, 2009 (the “Accelerated Shares”), which vest pursuant to the achievement of the performance criteria contained in the grant agreement that measures the total shareholder return (TSR) of the Company’s common stock over the measurement period. The Company acknowledges that such measurement date is being truncated by fourteen (14) calendar days from the original five year measurement date and that the Company’s TSR performance at the truncated measurement date is in the top 25% when compared to the Russell 2000 peer group as used in the agreement. The Company agrees to withhold a sufficient number of shares from the Accelerated Shares to satisfy Employee’s minimum statutory withholding tax obligations with regard to the vesting and settlement of such Accelerated Shares.

ii.
Any unvested Equity Awards will cease vesting as of the last day on which Employee is considered a “Service Provider” as defined in the Stock Agreements (a “Service Provider”). The Company acknowledges and agrees that Employee shall be considered a Service Provider during the Consulting Period (defined below).

b.
Resignation. Employee agrees to resign from the Board of Directors of the Parent, and from any officer and/or director positions held in the Company or any affiliates, with an effective date of the Separation Date.

c.	Business Advisory Services.

i.
Employee agrees to be available to provide business advisory services as reasonably requested by the Company to the Company from the Separation Date through May 11, 2014 (the “Consulting Period”). These services will include but not be limited to: being available upon reasonable request to (A) join shareholder calls and conferences, (B) confer on historical operational information, and (C) assist with transition matters; provided, however that Employee will not be expected to provide more than eighty (80) hours per month of business advisory services unless otherwise agreed in writing.

ii.
Employee will be compensated for his business advisory services with a one-time consulting fee of $140,000 (the “Consulting Fee”), which will be paid on or prior to the last day of the Consulting Period, so long as Employee has continued to be available to provide such business advisory services as of such date and has provided such services as reasonably requested by the Company; provided, that $40,000 of the Consulting Fee will be paid to Employee regardless of whether Employee continues to provide such business advisory services.

iii.
Employee will provide the business advisory services as an independent contractor, and agrees to sign the Company’s standard form of consulting agreement upon request by the Company. Employee’s access to the Company’s network will be removed as of 5:00 p.m. (Central Time) on February 12, 2014 (or such later time as may be reasonably requested by Employee and agreed by the Company).

iv.
The Company will not terminate the Consulting Period prior to the last day thereof so long as Employee has been available to provide business advisory services as reasonably requested by the Company, and has complied with the terms of the consulting agreement.

d.	General. Employee acknowledges that without this Agreement, he is otherwise not entitled to the consideration listed in this paragraph 1.
2.Benefits Employee’s health insurance benefits shall cease on February 28, 2014, subject to Employee’s right to continue his health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Employee’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date.
3.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, and other than any regular salary accrued but not yet paid as of the Separation Date per the Company’s regular payroll schedule (including, without limitation, cash bonus amounts for 2013 that have not been paid to Employee as of the Separation Date, even though Employee may not be employed at the time the Company distributes such bonus payments) and outstanding reimbursable expenses, if any (which Employee agrees to submit to the Company within thirty (30) days of the Effective Date), the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee as of the Separation Date.

4.Release of Claims. Employee agrees that, except for the consideration and any on-going obligations set forth in this Agreement, the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, parents, divisions, and subsidiaries, and predecessor and successor corporations and assigns, including but not limited to Rackspace Hosting, Inc. and any other affiliate entity (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, assigns and affiliates, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date, including, without limitation:

a.	any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.
any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase, of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.
any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.
any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974 (except for any claims related to Employee’s vested benefits); the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; and any of the laws of the state of Texas or any other state;

e.	any and all claims for violation of the federal or any state constitution;

f.	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.
any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.	any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this paragraph 4 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to the Releasees’ obligations under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company).

5.Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Separation Date. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the Company’s General Counsel, that is received prior to the Effective Date. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

6.Release of Claims by Company. The Company hereby and forever releases Employee, his heirs, legal representatives, assigns and affiliates (collectively, the “Employee Releasees”) from, and agrees not to sue concerning, or in any matter to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess against any of the Employee Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation, from all claims and causes of action for breach of contract, both express and implied and including without limitation causes of action under the Employment Agreement, the Confidentiality Agreement and the Indemnification Agreement (except to the extent such agreements remain in effect following the Effective Date by virtue of this Agreement); breach of the covenant of good faith and fair dealing; promissory estoppel; violation of public policy; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; emotional distress; any other tort; ERISA, and any and all other federal, state or local laws and/or regulations that are or may be applicable to Employee’s employment with the Company, as well as all claims for attorney’s fees and costs, or any other claims or causes of action arising out of or relating in any way to Employee’s employment with the Company. The Company understands and agrees that this release is a full and complete waiver of all claims against Employee Releasees; provided, however than any release of claims against Employee’s counsel is effective only with respect to matters handled for Employee (including, without limitation, the negotiation and drafting of this Agreement) and his heirs, assigns and affiliates.

7.Unknown Claims. The Parties acknowledge that they have been advised to consult with legal counsel and that they are familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his/its favor at the time of executing the release, which, if known by him/it, must have materially affected his settlement with the releasee. Employee and the Company, being aware of said principle, each agree to expressly waive any rights they may have to that effect, as well as under any other statute or common law principles of similar effect.
8.No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Company represents that it has no lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against Employee or any of the other Employee Releasees. Company also represents that it does not intend to bring any claims on its own behalf or on behalf of any other person or entity against Employee or any of the other Employee Releasees.
9.Trade Secrets, Confidential Information/Company Property, Restrictive Covenants.

a.
Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, and the provisions of sections 6(a) and 6(b) of the Employment Agreement, regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information.

b.	Employee and the Company agree to replace the provisions of sections 7 and 8 of the Employment Agreement regarding non-competition and non-solicitation with the following:

i.
For a period of six (6) months following the Separation Date (the “Initial Restricted Period”), Employee will not, within the Restricted Territory (defined below), work as an employee or contractor for any company that (A) provides dedicated/managed hosting and/or cloud infrastructure hosting services (collectively, “Cloud Services”) on the Effective Date, or (B) is a Cloud Provider (as defined below).

ii.
For six (6) months following the Initial Restricted Period (the “Secondary Restricted Period,” together with the Initial Restricted Period, the “Restricted Period”), Employee shall not, within the Restricted Territory, work as an employee or contractor for any company that is listed on Gartner’s Magic Quadrant for Cloud Infrastructure as a Service, Magic Quadrant for Managed Hosting, Europe and/or Magic Quadrant for Managed Hosting, North America as of the Effective Date (each, a “Cloud Provider”); provided, that the forgoing restriction shall not prevent Employee from becoming an employee of or contractor for a division of any Cloud Provider that does not provide Cloud Services, as long as Employee does not, during the Secondary Restricted Period, perform services (including but not limited to providing information, advice, strategy, recruiting or any other interaction with regard to business matters) for a division of such Cloud Provider that provides Cloud Services.

iii.
For purposes of this Agreement, the “Restricted Territory” shall be: (A) the State of Texas, (B) any other state of the United States in which the Company is conducting business or from which it derived revenue at or within two (2) years prior to the Separation Date, and (C) any country in the world in which the Company is conducting business or from which it derived revenue at or within two (2) years prior to the Separation Date.

iv.
Notwithstanding anything to the contrary in clauses (i)-(iii) above, during the Restricted Period, Employee shall not work as an employee of or contractor for the following companies (or any division thereof), which shall be deemed to be Cloud Providers for all purposes under this paragraph 9: Amazon, IBM (including Softlayer), Microsoft, Red Hat, and VMWare.

v.
Notwithstanding the other provisions of this paragraph 9, (A) during the Restricted Period, Employee may make direct and indirect investments (including through private equity, venture capital or angel funds) in any company; provided, however that, during the Restricted Period, (1) Employee shall not make direct or indirect investments in companies that Employee and Company have agreed to in writing represent potential strategic partners on the Effective Date; (2) Employee shall not publicly disclose or give permission to any third party to publicly disclose direct or indirect investments made by Employee in a company that provides Cloud Services, unless such disclosure is required by applicable law; and (3) for any investments made in companies that provide Cloud Services, Employee agrees to disclose such investment to Company within five (5) business days thereof; and (B) during the Initial Restricted Period, Employee may serve on the board of directors (or similar governing body) of or otherwise advise any company that does not provide Cloud Services and is not a Cloud Provider, and during the Secondary Restricted Period, Employee may serve on the board of directors (or similar governing body) of or otherwise advise any company that is not a Cloud Provider. For purposes of paragraph 9(b)(v)(A) only, an “indirect” investment is an investment made through an affiliate of Employee where the investment decision of such affiliate is controlled by Employee (whether through sole control or shared control).

vi.
During the Restricted Period, Employee will not solicit or induce any employee of the Company to terminate his or her employment with the Company; provided, that if an employee of the Company responds to a job posting, advertisement or announcement made to the general public or otherwise referenced publicly on a blog or similar website or initiates contact with Employee through no effort of Employee, Employee or any private equity or venture capital fund or company with which Employee is associated or through which Employee invests may hire such Employee or invest in any venture started by such Employee or with such Employee or otherwise advise such Employee without violating this clause vi.

vii.
During the Restricted Period, Employee shall not, either on Employee’s own behalf or as an agent, consultant, partner, employee, owner or representative of any person or entity, directly or indirectly interfere with the Company’s relationships with its customers and vendors, induce or encourage, directly or indirectly, any customer, client or vendor to stop doing business with the Company, or induce or encourage any customer to not retain the services of the Company.

viii.
Employee affirms that the geographic boundaries, scope of prohibited competition, and time duration of this paragraph 9 are reasonable and necessary to maintain the value of the Company’s confidential information and to protect the goodwill and other legitimate business interests of the Company. As used in this paragraph 9, “company” means any corporation, limited liability company, partnership, joint venture, or other entity.

10.No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.
11.Cooperation with Company. Employee agrees that Employee shall provide reasonable cooperation and assistance to the Company in the resolution of any legal matters in which Employee was involved in during the course of Employee’s employment, or about which Employee has knowledge (including but not limited to any matters arising from or associated with transitioning Employee’s duties), and in the defense or prosecution of any investigations, audits, claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any investigations, audits, claims or actions involving or against its officers, directors and employees.

Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to consult with the Company regarding matters in which Employee has been involved or has knowledge; to assist the Company in preparing for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any investigation, audit, litigation or other legal proceeding affecting the Company.  Employee agrees to keep the General Counsel of the Company apprised of his current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company in connection with this paragraph 11. Where Employee’s cooperation requires travel, the Company will purchase and provide airline tickets to the Employee, and will select, reserve and pay directly the expenses of Employee’s lodging. Employee shall be reimbursed for any other documented and reasonable costs and expenses incurred in connection with providing such cooperation under this paragraph 11, within thirty (30) business days following his submission of documentation of such costs and expenses to the Company. Employee will also be paid a $200.00 per hour consulting fee for his time spent in providing such assistance, excluding travel time, for any such assistance that is requested following May 11, 2014.

12.Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of the Company and/or any of the Company’s employees and directors and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any reference inquiries by potential future employers to the office of the Company’s General Counsel, which shall use its best efforts to provide only the Employee’s last position and dates of employment. The Company agrees to refrain from any disparagement, defamation, libel, or slander of any of the Employee Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Employee Releasees; provided however that the Company’s obligations in this regard are limited to any actions of the Board of Directors and employees at the Senior Vice President level and above, and only for such time as such individuals are employed by or on the Board of Directors of the Company.
13.Breach. In addition to the rights provided under the “Attorneys’ Fees” paragraph below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

14.No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee and by the Company. No action taken by the either Party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company or Employee of any fault or liability whatsoever to the Company or Employee or to any third party.
15.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
16.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN BEXAR COUNTY, TEXAS BEFORE JAMS, THE RESOLUTION EXPERTS (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH TEXAS LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL TEXAS LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH TEXAS LAW, TEXAS LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY

FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS PARAGRAPH 16 WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH 16 CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.
17.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon and agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessment, executions or judgments or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay such taxes or (b) damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees and costs (except for either of the forgoing arising from the Company’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment).

18.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
19.No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
20.No Waiver. The failure of the Company or Employee to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms or conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
21.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
22.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement (except as modified in this Agreement), the surviving provisions of the Employment Agreement (except as modified or replaced in this Agreement), the Indemnification Agreement and the Stock Agreements (except as amended hereby).
24.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s General Counsel.
25.Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of Texas.
26.Effective Date. Employee has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”). Employee understands that this Agreement shall be null and void if not executed by Employee within the twenty-one (21) day period set forth under paragraph 6 above.
27.Counterparts. This Agreement may be executed in counterparts and by facsimile or pdf, and each counterpart and facsimile or pdf shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

a.	he has read this Agreement;

b.	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

c.	he understands the terms and consequences of this Agreement and of the releases it contains; and

d.	he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
A. LANHAM NAPIER, an individual

Dated: February 5, 2014            /s/ A. Lanham Napier
A. Lanham Napier

RACKSPACE US, INC.

Dated: February 5, 2014            By:     /s/ A. William Alberts
Name:     A. William Alberts
Title:     Associate General Counsel

RACKSPACE HOSTING, INC.

Dated: February 5, 2014            By:     /s/ A. William Alberts
Name:    A. William Alberts
Title:    Associate General Counsel

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